EXHIBIT 99.1

Blue Valley Ban Corp.

PLEASE CONSULT AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC OR
YOUR BANK, BROKER OR OTHER NOMINEE AS TO ANY QUESTIONS.

The following instructions relate to the rights offering (the “Rights Offering”) by Blue Valley Ban Corp., a Kansas corporation (the “Company”), to the holders of its common stock, par value $1.00 per share (“Common Stock”), as described in the Company’s accompanying prospectus, dated November [__], 2013 (the “Prospectus”). The Company’s stockholders who held stock as record holders at 5:00 p.m., Eastern time on October 29, 2013 (the “Record Date”), are receiving one nontransferable subscription right (“Right”) for each share of Common Stock held by them at the Record Date. Each Right will entitle the holder to purchase [____] shares of Common Stock (the “Basic Subscription Right”). The subscription price (the “Subscription Price”) is $[____] per share.  In the Rights Offering, the Company is offering a minimum of [______] shares and a maximum of [______] shares of Common Stock.

In addition, each holder of Rights who exercises his or her Basic Subscription Right in full will be eligible to subscribe (the “Over-Subscription Right”) at the same price of $[____] per share for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights under the Basic Subscription Right (the “Excess Shares”), subject to pro ration and at the Company’s discretion, as described below.

Each holder of Rights may only exercise his or her Over-Subscription Right if he or she exercised his or her Basic Subscription Right in full, the other holders of subscription Rights do not exercise their Basic Subscription Right in full and the Company elects to sell the Excess Shares. If there are not enough Excess Shares to satisfy all subscriptions made under the Over-Subscription Right, the Company will allocate the remaining Excess Shares pro rata, after eliminating all fractional shares, among those Rights holders who exercised their Over-Subscription Rights.  “Pro rata” means in proportion to the number of shares of our Common Stock that a holder and all other Rights holders electing to exercise their Over-Subscription Rights have purchased by exercising the Basic Subscription Rights on their holdings of Common Stock. If there is a pro rata allocation of the remaining Excess Shares and a holder of Rights receives an allocation of a greater number of Excess Shares than he or she subscribed for under his or her Over-Subscription Right, then the Company will allocate to him or her only the number of Excess Shares for which he or she subscribed. The Company will continue to allocate the remaining Excess Shares pro rata until all of the Excess Shares have been allocated.

No fractional shares of Common Stock will be issued upon exercise of the Rights and no cash in lieu thereof will be paid. Instead, fractional shares of Common Stock will be rounded down to the nearest whole share. Nominee holders of Common Stock that hold, on the Record Date, shares for the account of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date.

The Rights will expire at 5:00 p.m., Eastern time on December [__], 2013, unless extended by the Company as described in the Prospectus (the “Expiration Time”).

The number of Rights to which a holder is entitled is printed on the face of that holder’s Subscription Rights Certificate representing such Rights (each, a “Subscription Rights Certificate”). You should indicate your wishes with regard to the exercise of your Rights by completing the Subscription Rights Certificate and returning it to American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) in one of the envelopes provided.

YOUR SUBSCRIPTION RIGHTS CERTIFICATE MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR RIGHTS CERTIFICATE MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE MUST BE RECEIVED, AS MORE SPECIFICALLY DESCRIBED IN THE PROSPECTUS, BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME WILL EXPIRE.

1.	Exercise of Rights.

To exercise the Rights, deliver your properly completed and executed Subscription Rights Certificate, together with payment in full of the Subscription Price for each share of Common Stock subscribed for, prior to the Expiration Time (unless complying with the guaranteed delivery procedures described below).

For record holders, payment of the Subscription Price must be made for the full number of shares of Common Stock being subscribed for by check or cashier’s check drawn upon a U.S. bank, payable to American Stock Transfer & Trust Company, LLC. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check or wire transfer of funds. Please note, however, that all exercises of the Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of the Rights. A holder should thus not exercise the Rights unless certain that it wishes to purchase additional shares of Common Stock at the Subscription Price of $[____] per share.

For brokers or other nominees, payment of the Subscription Price must be made for the full number of shares of Common Stock being subscribed for by wire transfer of immediately available funds to the account maintained by the Subscription Agent for such purpose at:  _______________________ .

If you do not indicate the number of Rights being exercised, or do not forward full payment of the total Subscription Price payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Rights that may be exercised with the aggregate Subscription Price payment you delivered to the relevant Subscription Agent.

The Subscription Rights Certificate and payment of the Subscription Price (or, for brokers or other nominees, Notices of Guaranteed Delivery (as defined below)), must be delivered by mail or by overnight courier to the Subscription Agent at the following address:

If Delivering By Courier
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, NY 11219
(718) 921-8200
(800) 962-4284

If Delivering By Mail
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, NY 10272-2042
(718) 921-8200
(800) 962-4284

Brokers or other nominees wishing to exercise Rights, may cause a written guarantee substantially in the form enclosed for them (the “Notice of Guaranteed Delivery”) from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the Subscription Agent (each of the foregoing being an “Eligible Institution”), to be received by the Subscription Agent at or prior to the Expiration Time, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Subscription Rights Certificate, the number of shares of Common Stock being subscribed for pursuant to the exercise of the Rights and must guarantee the delivery to the relevant Subscription Agent of a properly completed and executed Subscription Rights Certificate within three business days following the date the relevant Subscription Agent receives the Notice of Guaranteed Delivery. If this procedure is followed, a Subscription Rights Certificate must be received by the Subscription Agent within three business days after the Expiration Time. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent, at the address, or by calling the telephone number, indicated above.  Any payment made in connection with a Notice of Guaranteed Delivery must be made by wire transfer of funds in accordance with the wire instructions set forth above.

2.	Termination of the Rights Offering.

The Company has the right to cancel or amend the Rights Offering for any reason prior to the Expiration Time.

3.	Delivery of Shares of Common Stock.

The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary in your Subscription Rights Certificate.

(a)  Common Stock.  As soon as practicable after the Expiration Time, the Subscription Agent will deliver to each holder validly exercising Rights the shares of Common Stock purchased pursuant to such exercise.

(b)  Return of Excess Payments.  As soon as practicable after the Expiration Time, the Subscription Agent will promptly deliver to each Rights holder any excess funds, without interest or deduction, received in payment of the Subscription Price.

4.	Sale or Transfer of Rights.

The Rights granted to you are nontransferable and, therefore, you may not sell, transfer, or assign your Rights to anyone.

5.	Delivery of New Subscription Rights Certificate.

If your Subscription Rights Certificate is lost or destroyed, you may contact the Subscription Agent about a replacement.  However, as a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you may not receive new Subscription Rights Certificate(s) in time to enable the Rights holder to complete an exercise by the Expiration Time. Neither the Company nor the Subscription Agent will be liable to any holder for any such delays.

6.	Execution.

(a)  Execution by Registered Holder(s).  The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. If the Subscription Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b)  Execution by a Person Other than Registered Holder.  If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless the Company dispenses with proof of authority, in its sole and absolute discretion.

7.	Method Of Delivery.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery prior to the Expiration Time.

In the event that there is a conflict between these instructions and the Prospectus, the Prospectus controls.